[LETTERHEAD OF RICHARDS, LAYTON & FINGER]

August 29, 2014

AQR Funds

Two Greenwich Plaza, 3rd Floor

Greenwich, Connecticut 06830

RE:	AQR Funds Identified on Exhibit A Attached Hereto

Ladies and Gentlemen:

We have acted as special Delaware counsel for AQR Funds, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 4, 2008 (the “Certificate of Trust”);

(b)	The Declaration of Trust, dated September 4, 2008, including Schedule A thereto, amended as of May 29, 2014, made by the trustee named therein (the “Trust Instrument”);

(c)	Post-Effective Amendment Nos. 80 and 81 and Amendment Nos. 82 and 83 (the “Amendment”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof, to the Trust’s Registration Statement on Form N-1A (File Nos. 333-153445 and 811-22235), filed with the SEC on September 11, 2008 (as amended by the Amendment, the “Registration Statement”);

AQR Funds

August 29, 2014

(d)	The By-Laws of the Trust in effect on the date hereof (the “By-laws”) as approved by the Board of Trustees of the Trust (the “Board”) and effective September 4, 2008;

(e)	Copies of certain resolutions (the “Resolutions”) adopted by the Board at meetings on November 25, 2008, June 9, 2009, September 22, 2009, March 31, 2010, June 10, 2010, February 23, 2011, April 14, 2011, May 18, 2011, February 24, 2012, May 22-23, 2012, August 15-16, 2012, February 21-22, 2013, May 29-30, 2013, August 13-14,. 2013, December 3-4, 2013, February 20-21, 2014 and May 28-29, 2014 with respect to the creation of those certain series of the Trust identified on Exhibit A attached hereto (each, a “Fund” and collectively, the “Funds”) and the issuance of the Class R6 Shares of beneficial interest in each Fund (each, a “Share” and collectively, the “Shares”);

(f)	A certificate of an officer of the Trust with respect to certain matters, dated August 29, 2014; and

(g)	A Certificate of Good Standing for the Trust, dated August 29, 2014, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Trust Instrument, the By-laws, and the Certificate of Trust are in full force and effect and will

AQR Funds

August 29, 2014

not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution, and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations, and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid, and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

RJF/WJD

EXHIBIT A

AQR Funds

AQR Diversified Arbitrage Fund

AQR Managed Futures Strategy Fund

AQR Risk Parity Fund

AQR Multi-Strategy Alternative Fund

AQR Risk-Balanced Commodities Strategy Fund

AQR Risk Parity II MV Fund

AQR Risk Parity II HV Fund

AQR Long-Short Equity Fund

AQR Managed Futures Strategy HV Fund

AQR Style Premia Alternative Fund

AQR Global Macro Fund

AQR U.S. Defensive Equity Fund

AQR International Defensive Equity Fund

AQR Emerging Defensive Equity Fund